Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of International Market Centers, Inc. of our report dated August 11, 2014, except for the change in reporting entity discussed in Note 1 to the combined consolidated financial statements, as to which the date is November 10, 2014, relating to the combined consolidated financial statements and financial statement schedule of International Market Centers, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 10, 2014